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                 April 5, 2021

       Myra Pasek
       General Counsel
       Ouster, Inc.
       350 Treat Avenue
       San Francisco, California 94110

                                                        Re: Ouster, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed April 2, 2021
                                                            File No. 333-254987

       Dear Ms. Pasek:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Drew Capurro